EXHIBIT 10.2

                        AMENDMENT TO EQUITY AND DEFERRED
                         COMPENSATION PLAN FOR DIRECTORS


         Amendment, dated as of April 19, 1999, to the Reebok International Ltd. Equity and Deferred Compensation Plan for Directors (the "Plan").

         The Plan shall be amended as follows:

         1. Section 7(d)(1) shall be deleted in its entirety and the following language shall be substituted therefor:

            (i) Each option shall become exercisable at such time or times, and subject to such conditions, as the Committee may specify. The Committee may at any time and from time to time accelerate the time at which all or any part of the option may be exercised.

         2. A new Section 7A shall be added to the Plan as follows:

         7A.      TERMS AND CONDITIONS OF DISCRETIONARY OPTION GRANTS

                  In addition to the award of options pursuant to Section 7 above, the Committee may from time to time award options to any Eligible Director in such amount and subject to such terms and conditions as the Committee may specify. The award of any such options pursuant to this Section 7A shall be subject to the provisions of clauses (b), (c), (d), (e), (f), (g) and (h) of Section 7.